UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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BLUCORA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 14, 2022, Blucora, Inc. (the “Company”) provided the following communications to its employees and financial professionals in connection with the Company’s 2022 annual meeting of stockholders.

Blucora Team Members,

Earlier today, we issued a news release in response to a public letter from Engine Capital LP, regarding its notice of nomination of directors for election to Blucora’s Board at the 2022 annual meeting of stockholders. You can read the press release here.

We value our relationships with Blucora’s investors, and continue to actively review the Company’s corporate strategy, business configuration and performance to ensure that we are incorporating all shareholder feedback in our assessment of the best path forward to maximize shareholder value.

Regarding Engine Capital, they first bought Blucora shares in December 2021 and then after some very limited discussions with us regarding very basic matters relating to our business, demanded Board seats. The Board and management team engaged with Engine Capital to try and reach a constructive outcome, but Engine Capital continued to make demands that the Board did not believe were in the interest of all stockholders.

The Board will make a formal recommendation to stockholders in due course, but we want all of you to have our perspective on this news event.

I would also like to take a moment to reinforce that we are continuing to make progress with our transformation and that we have an exciting future ahead of us. We have achieved measurable improvements across both our wealth management and tax software businesses in the past year and are extremely optimistic about our positive outlook for 2022 and beyond. Our Board recognizes this progress and appreciates the role that each of you have played in our success. We look forward to discussing the state of the business and our momentum on the upcoming earnings call this Wednesday.

Just as in the past, if there is any news to share about Blucora, you will hear it directly from me, as appropriate. In the meantime, please continue to direct your energy towards ensuring we meet or exceed this year’s goals. Should you have any questions, please reach out to me or to Ann Bruder.

Thank you all for your continued hard work and dedication.

Chris

Important Additional Information

Blucora, Inc. (the “Company”) intends to file a definitive proxy statement, accompanying BLUE proxy card and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2022 annual meeting of stockholders (the “Annual Meeting”). BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by selecting “SEC Filings” under “Financial Information” in the “Investors” tab of the Company’s website at www.blucora.com.

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The names of these directors and executive officers and their respective direct and indirect interests, by security holdings or otherwise, in the Company are set forth in the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2022.

Team Members,

Earlier today, we issued a news release in response to a public letter from Engine Capital LP, regarding its notice of nomination of directors for election to Blucora’s Board at the 2022 annual meeting of stockholders. You can read the press release here.

To be brief, as I know all of you are busy serving your clients, Engine Capital entered our stock in December of 2021 and shortly thereafter demanded Board seats. We have tried to work with them to find a constructive outcome, but they continued to make unrealistic demands. The Board will make a formal recommendation to stockholders in due course, but we want all of you to have our perspective on this news event.

I will take a moment to reinforce the progress we have made together. The strong momentum of both our wealth management and tax software businesses gives us optimism regarding Blucora’s outlook for 2022 and beyond. For that, I want to thank you for the role that your hard work and dedication played in that success. Blucora’s leadership team remains focused on executing the Company’s strategy, which includes supporting our financial professionals, who are critical partners in our value creation.

We will continue to update you on this matter, as appropriate, and should you have any questions or concerns, you can contact Todd Mackay.

Chris

Important Additional Information

Blucora, Inc. (the “Company”) intends to file a definitive proxy statement, accompanying BLUE proxy card and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2022 annual meeting of stockholders (the “Annual Meeting”). BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by selecting “SEC Filings” under “Financial Information” in the “Investors” tab of the Company’s website at www.blucora.com.

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The names of these directors and executive officers and their respective direct and indirect interests, by security holdings or otherwise, in the Company are set forth in the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2022.